Exhibit 10.1

ACTIVCARD

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between ActivCard, Inc., a California corporation, and Jason Hart (the “Executive”). ActivCard, Inc. together with its affiliates and parent, including ActivCard Corp., a Delaware corporation, are referred to collectively in this Agreement as the “Company.” This Agreement shall be effective upon the Closing Date (the “Effective Date”) as defined in that certain Stock Purchase Agreement dated as of July 26, 2005 (the “Stock Purchase Agreement”), by and among Jason Hart, Michael Smith, and Equity Partners Two Pty Ltd, a corporation organized under the laws of the Commonwealth of Australia (collectively, the “Sellers”, and each, a “Seller”), Peter Johnson, as Sellers’ Representative, and ActivCard Corp., a Delaware corporation (the “Purchaser”). Certain capitalized terms used by not otherwise defined herein shall have the meanings ascribed thereto or as otherwise defined in the Stock Purchase Agreement.

1	POSITION

a. Title; Office. Executive will serve as Senior Vice President of Sales and Marketing of the Company commencing on the Effective Date (the “Employment Date”). Executive will be employed by ActivCard, Inc. and Executive’s office will be located at the Company’s headquarters at 6623 Dumbarton Circle, Fremont, California.

b. Duties. Executive shall be responsible for all of the duties normally attributed to a Senior Vice President of the Company. Executive shall report to the Company’s Chief Executive Officer and shall perform such other duties as the Company may from time to time require, consistent with the general level and type of duties and responsibilities customarily associated with the position of Senior Vice President. In addition, upon Executive’s election to the Company’s Board of Directors and during such period as he may serve on the Board of Directors during the term of this Agreement, Executive shall serve without any additional compensation as a member of the Board of Directors. Upon termination of Executive’s employment due to termination by the Company for Cause or by the Executive without Good Reason, should Executive still be a member of the Company’s Board of Directors, Executive shall resign as a member of the Board of Directors.

c. Other Obligations. Executive agrees to loyally and conscientiously perform all of the lawful duties and obligations required of Executive pursuant to and consistent with the terms of this Agreement, and will do so to the reasonable satisfaction of the Company. During the term of Executive’s employment, Executive further agrees that Executive will devote all of Executive’s business time and attention to the business of the Company, except that Executive may engage in a reasonable amount of related and complementary activities which are consistent with his position with the Company but do not interfere with Executive’s duties to the Company. Executive will not render commercial or professional services of any nature to any person or organization other than the Company and its subsidiaries, whether or not for compensation, without the prior written consent of the Company.

d. Work Authorization. Executive agrees that his employment with the Company and the Company’s obligations under this Agreement are contingent upon (1) his providing appropriate legal proof of identity and proof of eligibility to be employed in the United States within three days of the Employment Date and (2) to continue to be eligible to be employed with the Company in the United States. Executive further agrees to use his reasonable best efforts to maintain the requisite legal status to be employed in the United States.

2	COMPENSATION

a. Base Salary. During Executive’s employment, Executive will be paid an annualized salary of no less than $200,000. Executive’s salary will be payable in equal semi-monthly installments pursuant to the Company’s regular payroll practices (or in the same manner as other senior executives of the Company), and shall be subject to the usual, required withholding of income and employment taxes. Executive’s annual salary of $200,000, together with any increases thereto, shall be referred to in this Agreement as “Base Salary.” Base Salary will be subject to annual review by, and increase at, the sole discretion of the Company.

b. Bonus. During Executive’s employment, Executive will be eligible to receive an annual target bonus of $50,000, subject to satisfaction of individual performance objectives to be established by the Board of Directors in the first quarter of each fiscal year, plus an annual target bonus of $75,000, subject to achieving certain revenue targets to be established by the Board of Directors in the first quarter of each fiscal year.

3	EMPLOYEE BENEFITS

Executive Benefits. During Executive’s employment, Executive shall be eligible to participate in the employee benefits plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including the Company group health insurance, dental insurance, long-term disability and 401(k) plans. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time. Executive will be given a copy of the Company’s employee handbook and employee benefit plan documents which will describe more fully these and other benefits of Executive’s employment, as well as the personal policies and procedures which apply to employment with the Company.

4	EXPENSE REIMBURSEMENT

Executive will be authorized to incur ordinary, necessary and reasonable travel, entertainment and other business expenses, in line with the Company’s travel policy and in connection with Executive’s duties. The Company shall reimburse Executive for such expenses upon presentation of appropriate supporting documentation in accordance with the Company’s standard reimbursement policy.

5	SEVERANCE

a. Benefits. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, then Executive shall be entitled to receive the following severance benefits:

(i). six months of Base Salary, less applicable withholding taxes, payable in a lump sum upon termination; and

(ii). continued group life, health and dental benefits for Executive, his spouse and dependents at the same level of coverage as in effect for Executive on the day immediately preceding the day of termination of employment at no cost to Executive or his family for a period ending on the earlier of (a) six months after the date of termination of employment and (b) the date that Executive is eligible to receive group life, health and dental benefits through a new employer.

b. Conditions. Payment by the Company of any severance benefits is conditioned upon (i) Executive’s execution of a general release in the form of the Settlement Agreement and Release attached hereto as Exhibit B and (ii) should Executive be a member of the Board of Directors at the time his employment terminates and his employment is terminated by the Company for Cause or by the Executive without Good Reason, Executive’s resignation as a member of the Board of Directors of ActivCard Corp.

c. No Benefits. Executive shall not be entitled to receive any severance payments or benefits upon termination of Executive’s employment by the Company with Cause or by Executive without Good Reason, other than vested benefits under the Company’s employee benefit plans or programs.

d. No Mitigation; No Offset. Executive shall not be required to mitigate the amount of payments, if any, provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5(a)(i) and (ii) be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination.

e. Cooperation. If Executive is entitled to receive benefits pursuant to Section 5(a) hereof, Executive agrees that, for a period of six months following the date of termination of Executive’s employment, Executive shall cooperate and from time to time, on reasonable advance notice from the Company, make himself available up to five hours per week and subject to any obligations or duties of Executive to a new employer, to assist the Company with respect to general matters involving the transition of a new Senior Vice President, strategic transactions upon which the Executive worked during his employment or any legal proceedings that are based on or directly related to events or transactions occurring during Executive’s employment by the Company that reasonably require his personal testimony or involvement. The Company shall reimburse Executive for his out-of-pocket expenses relating to his compliance with his obligations set forth herein and Executive shall be fully covered and protected under the Company’s indemnification policies with respect to his activities hereunder.

6	DEATH OR DISABILITY

Executive’s employment shall terminate automatically in the event of Executive’s death or “Disability” (as defined below). In the event Executive’s employment terminates for death or Disability, Executive will receive death or disability benefits in accordance with Company standard benefit plans.

7	CERTAIN DEFINITIONS

a. “Good Reason.” As used in this Agreement, a resignation for “Good Reason” will occur if Executive resigns Executive’s employment as follows: (i) within 45 days after a material reduction in Executive’s position, title or primary duties and responsibilities; (ii) within 45 days after any reduction of Executive’s starting Base Salary or level of employee benefits as set forth herein; provided that a reduction of Executive’s Base Salary by not more than 15% or level of employee benefits, if similar reductions are made across the board to the salary or level of employee benefits, as applicable, of other officers and employees of the Company, shall not constitute “Good Reason” under this clause (ii); (iii) within 45 days of a material breach of this Agreement by the Company following written notice to the Company of such breach and a reasonable opportunity to cure such breach, if curable; (iv) within 60 days of the failure by any of the Company’s successors or assigns to assume the obligations to Executive under this Agreement; or (v) within 45 days after the Company relocates Executive to an office or location that is more than 60 miles from Fremont, California.

b. “Cause.” As used in this Agreement, “Cause” shall mean any of the following:

(i). Failure to Perform Duties. Executive willfully refuses to use Executive’s reasonable best efforts to carry out the lawful material duties consistent with Executive’s position, and after written notice thereof which sets forth in detail the specific respects in which the Company believes Executive has not substantially performed Executive’s duties as aforesaid, Executive fails to correct such behavior within 45 days after being served with such written notice;

(ii). Adverse Conduct. Executive is convicted of, pleads “guilty” or “no contest” to a felony offense or commits any act of misconduct which is materially detrimental to the reputation of the Company, or intentionally commits an act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company; or

(iii). Breach Agreement or Policy. Executive materially breaches this Agreement, the Confidentiality Agreement, or any other material written agreement between Executive and the Company (other than the Stock Purchase Agreement, Escrow Agreement, the Seller Release, the Non-Competition Agreement or the Ancillary Escrow Agreements (defined below)), or Executive materially breaches or violates any lawful material employment policy of the Company, which is detrimental to the Company, including those prohibiting harassment of another employee, and after written notice thereof which sets forth in detail the specific respects in which the Board of Directors believes Executive has breached an agreement or violated a policy, Executive fails to correct such breach or violation within 30 days after being served with written notice. For purposes of this Section 7(b)(iii), the “Ancillary Escrow Agreements” shall mean (i) the Retention Bonus Escrow Agreement, dated August 4, 2005 between the Executive, Protocom Development Systems Pty Ltd (“Protocom”) and Comerica Bank and (ii) the Earn-Out Escrow Agreement, dated August 4, 2005 between the Executive, Protocom and Comerica Bank.

c. “Disability.” As used in this Agreement, “Disability” shall mean that Executive has failed to perform Executive’s duties under this Agreement after reasonable accommodation by the Company for a period of not less than 180 consecutive days (or 180 days during any twelve-month period) as a result of Executive’s incapacity due to physical or mental injury, disability, injury or illness.

8	CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Executive’s acceptance and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s standard form of Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) a copy of which attached hereto as Exhibit C, prior to or on Executive’s first day of employment.

9	CERTAIN RESTRICTIONS

a. Competitive Activity During Employment. Executive agrees that, during the term of Executive’s employment, without the prior written consent of the Board of Directors, Executive will not, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, partner, stockholder, or otherwise, engage in any Competitive Activity, or have any such relationship with any person or entity that engages in any Competitive Activity; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any company listed on any national securities exchange or quotation system so long as Executive has no other relationship with such company in violation of this Agreement. “Competitive Activity” means developing, manufacturing, licensing and selling products for authentication solutions and systems for the issuance, usage and management of digital identities. Executive’s post-employment obligations to the Company shall be governed by the Confidentiality Agreement and by a separate Non-Competition Agreement to be executed between Executive and the Company.

b. Agreement Not to Solicit Employees. Executive agrees that, during the term of Executive’s employment with the Company, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on the behalf of others knowingly solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor knowingly encourage anyone to leave the Company’s employ. The foregoing shall not prohibit the hiring of Company employees as a result of a general solicitation to the public or unsolicited employment solicitation by a Company employee.

10	AT-WILL EMPLOYMENT

Executive’s employment with the Company shall be for no specified period or term and shall constitute “at-will” employment. Accordingly, Executive is free to terminate Executive’s employment at any time, with or without Cause, for any or no reason, and the Company is free to terminate Executive’s employment at any time, with or without Cause, for any or no reason subject to the provisions of Section 5 of this Agreement. Any contrary representations which may have been made or which may be made to Executive are superseded by this Agreement.

11	INDEMNIFICATION

Executive shall be entitled to be indemnified by the Company to the maximum extent provided under the Company’s by-laws and certificate of incorporation and applicable law and to receive the benefits of any director and officer liability insurance obtained by the Company from time to time, subject to the terms, provisions and conditions of any such insurance. Expenses (including reasonable legal fees and expenses) incurred by Executive in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of Executive to repay such amount if it shall be determined that Executive is not entitled to be indemnified under the Company’s by-laws or certificate of incorporation.

12	APPLICABLE LAW; SEVERABILITY

This Agreement shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

13	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the Company’s successors and assigns and upon Executive’s heirs, executors, administrators, estate, successors and assigns. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, which becomes bound by this Agreement. Executive may not assign this Agreement.

14	NO INCONSISTENT OBLIGATIONS

By signing this Agreement and accepting this offer of employment, Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations set forth in this Agreement or otherwise restrict Executive’s ability to enter into this Agreement or fully perform the services required hereunder.

15	EXPENSES

The Company and Executive shall bear their respective legal and other fees and expenses with respect to this Agreement.

16	DISPUTE RESOLUTION

Executive and the Company agree to arbitrate any dispute, claim, or controversy arising out of this Agreement or Executive’s employment or termination of employment. The arbitration shall be conducted by a single neutral arbitrator in accordance with the rules issued by JAMS for resolution of employment disputes. The arbitration shall take place in the City of San Francisco. The Company will pay the fee for the arbitration proceeding, as well as any other charges by JAMS. The arbitrator shall issue a written decision or award. The decision or award of the arbitrator shall be final and binding upon the Company and Executive. The arbitrator shall have the power to award any type of relief that would be available in a court of competent jurisdiction. Any award may thereafter be entered as a judgment in any court of competent jurisdiction. Each party agrees that any relief to which such party is entitled arising out of said arbitration shall be limited to that awarded by the arbitrator. Each party agrees to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of any claims. Each party agrees to waive any right such party may have to a jury trial with respect to any dispute or claim relating to this Agreement, Executive’s employment, Executive’s termination from employment, or any terms and conditions of Executive’s employment with the Company. Executive shall be responsible for his own attorney’s fees and costs provided, however, the Company shall pay for Executive’s attorney’s fees and costs in the event Executive prevails on any substantive issue in the arbitration.

17	ENTIRE AGREEMENT

This Agreement and the Exhibits, including the Confidentiality Agreement and the Stock Purchase Agreement, set forth the full and complete agreement between the Company and Executive regarding the subject matter hereof and supersede any and all prior representations or agreements between Executive and the Company, if any, whether written or oral, except for the Stock Purchase Agreement and Non-Competition Agreement referenced above. This Agreement may not be modified or amended except by a written agreement, signed by Executive and the Company. No failure on the part of the Company or Executive to exercise any power, right or privilege or remedy under this Agreement, and no delay on the part of the Company or Executive in such exercise shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other further exercise thereof or any other power, right, privilege or remedy. Any waiver must be in writing and executed by the parties. The captions contained in this Agreement are for convenience only and shall not be considered part of this Agreement. All definitions used in this Agreement shall apply to the Exhibits to this Agreement.

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This Agreement may be executed in two or more counterparts and delivered by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

DATED: August 5, 2005	/s/ Jason Hart
Jason Hart

DATED: August 5, 2005	ACTIVCARD, INC.

	By:	/s/ Ben C. Barnes
	Title:	Ben C. Barnes, CEO

[Signature Page to Employment Agreement]